EXHIBIT 10.9

PROJECT LOCATION
AND
CONSULTING AGREEMENT

THIS PROJECT LOCATION AND CONSULTING AGREEMENT (this “Agreement”) is made and entered into as of this 8th day of August 2011, by and between Mammatech , (In the process of changing its name to “Dynamic Energy Alliance Corporation”) a Florida corporation , (hereinafter “DEA”), and Tim Powell and Enertech R.D. LLC, located at 11844 Allisonville Rd., Fishers IN. 46038,  (collectively hereinafter "Consultant").

RECITALS

WHEREAS, a Consultant has substantial business consulting experience and skills in the tire recycling industry; and

WHEREAS, the Company is desirous of engaging the consulting services of Consultant under the terms and conditions set forth herein; and

WHEREAS, the Company is actively promoting the development of Dynamic Energy Campus locations.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE 1

ESTABLISHMENT OF CONSULTING RELATIONSHIP

Section 1.1                      Appointment of Consultant.  DEA hereby retains Consultant to locate and assist in DEA’s development and of construction of energy campus projects undertaken by DEA (hereinafter the “Projects”), on a non-exclusive basis for tire recycling and Consultant hereby agrees to so serve, on the terms and conditions hereinafter set forth herein.  Consultant agrees to provide the services of its principal, Tim Powell. It is anticipated that the Consultant shall spend as much time as deemed necessary by the Consultant in its sole discretion, in order to perform the obligations of Consultant hereunder. The Company understands that this amount of time may vary for day-to-day and that the Consultant will perform Consulting Services for other non-tire recycling clients and/or companies at the same time, and that Consultant is not making a full time commitment to render the consulting services specified.

Section 1.2                      Authority to be Legally Bound.  DEA and the Consultant each represent that they have, through their executing officers, the requisite corporate authority to sign this agreement and to legally bind their companies to the terms and conditions of this Agreement.

ARTICLE 2

CONSULTING SERVICES TO BE PERFORMED BY CONSULTANT

Section 2.1                      Duties.

a.  During the term of this Agreement, Consultant shall locate likely sites development for the construction and operation of tire recycling Projects, by DEA; introduce DEA to such sites; introduce to and secure for DEA tire shred and rubber feedstock for DEA processes, introduce to, secure and implement for DEA tire shredding equipment necessary for rubber feedstock relating to DEA processes, and introduce DEA to potential vendors and customers for the products and services needed for such projects.   Attached hereto as Exhibit A is a list of initial Project sites, and potential vendors and customers for project products and services (hereinafter collectively “Consultant Relationships”), that Consultant has introduced to DEA in accord with the terms of this Agreement.   The Consultant will allow DEA the first right of refusal on any tire recycling related proposal that the Consultant identifies. As Consultant locates additional potential sites, vendors and/or customers, Consultant shall present DEA to such entities and persons, who shall thereby become additional Consultant Relationships to DEA.   In all cases Consultant shall identify such new Consultant Relationships and Projects in writing and deliver it to DEA’s Secretary who shall maintain a complete list of Consultant Relationships and Projects in the corporate books and records of DEA.

b.   Consultant will present all Projects and Locations to DEA of which DEA Directors will have the first right of refusal with up to 30 days to express interest in writing. Once DEA expresses interest in a Project presented by Consultant, DEA Directors will have up to 180 days to perform adequate due diligent on the Project and come to agreements to move forward with the Project. If agreement with the vendors involved in the Project is not completed within 180 days by DEA, the Consultant will have the right to present the proposal to others.

c.       If DEA elects, in its sole discretion, to proceed with acquisition, development and/or construction of a Project, or utilization of a site, or utilization of a relationship, which has been introduced by Consultant, then Consultant shall provide consulting services with respect to such Project, site or relationship utilization over the term of this Agreement, and Consultant shall be entitled to be paid compensation as set forth herein. If DEA elects, in its sole discretion to proceed with the development, the consultant will provide a preliminary funding budget to be approved by DEA, in order to begin with the next steps of the approved project site.

ARTICLE 3

TERM

Section 3.1                      Term Of Agreement. This Agreement shall have a term of two (2) years, and shall be automatically renewed thereafter for a two (2) year term, unless terminated upon at least 6 months written notice prior to the expiration of any renewal term.

ARTICLE 4

TERMINATION OF AGREEMENT

Section 4.1                      Event Of Termination.  This Agreement shall be terminable for cause, as “cause” is hereafter defined, at the election of DEA, upon five (30) days’ prior written notice by DEA to Consultant after the expiration of any cure period described below without completion of applicable curative measures.  “Cause” for termination by DEA shall mean the occurrence of (i) an event listed below in subsection (b) with no cure or grace period whatsoever; or (ii) one or more of the events listed below in subsections (a), (c), (d) and (e) and the continuance of the same for more than thirty (30) days (or, if such event is curable but cannot be cured within thirty (30) days, then such additional period of time as is reasonably necessary to cure the same), provided that within such thirty (30) day period Consultant promptly commences to cure the same and thereafter diligently and continually prosecutes to completion the cure of same), after delivery of written notice by DEA specifying in reasonable detail the nature of the default.  The following are the events giving rise to DEA's right of termination of this Agreement for cause:

(a)           Material Default shall be made in the performance or observance by Consultant of any covenant, condition or term in this Agreement;

(b)           Consultant shall engage in conduct under this Agreement, which constitutes gross negligence, willful misconduct, or fraud;

(c)           Consultant shall institute proceedings to be adjudicated a voluntary bankrupt, or shall commence a case under the federal bankruptcy code, or shall file a petition or answer or consent seeking reorganization, readjustment, arrangement, composition or similar relief under the federal bankruptcy code or laws, or any other similar applicable federal or state law, or shall consent to or fail reasonably to oppose any such proceeding, or shall consent to the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of it or of a substantial part of its property, or shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due, or corporate action shall be taken by Consultant in furtherance of any of the aforesaid purposes;

(d)           A decree or order by a court of competent jurisdiction shall have been entered adjudging Consultant bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, readjustment, arrangement, composition or similar relief for Consultant under the federal bankruptcy code or laws, or any other similar applicable federal or state law, and such decree or order shall have continued undischarged or unstayed for a period of sixty (60) days; or a decree or order of a court having jurisdiction for the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of Consultant or a substantial part of its property, or for the winding up or liquidation of its affairs, shall have been entered, and such decree or order shall have remained in force, undischarged and unstayed for a period of sixty (60) days; and

Section 4.2     Termination Without Cause.  Consultant may terminate this Agreement for any or no reason upon one hundred twenty (120) days prior written notice to DEA, but only after the failure by DEA to cure any notice of material default delivered by Consultant.

Section 4.3                      Payment To Consultant In Event Of Termination. In the event this Agreement is terminated for any reason by DEA or the Consultant, Consultant shall be entitled to receive compensation as described below on all applicable projects, sites, vendors and customers introduced to by Consultant to DEA, as outlined by this agreement.

Section 4.4                      Survival Of Obligations.  The obligation of DEA to pay amounts owed to Consultant as provided herein shall survive termination of this Agreement. The Non Disclosure Agreement incorporated into this Agreement as Attachment and survives termination of this agreement.

ARTICLE 5

REIMBURSEMENTS

Section 5.1                      Recovery Of Expenses; Recovery Of Advances By Consultant.  Any and all expenses shall be pre approved through DEA board approval.  Any expenses incurred by Consultant that are not pre-approved are considered non recoverable.  In the event Consultant hereafter incurs any pre-approved expenses in connection with a DEA project or potential project, DEA shall promptly reimburse Consultant for such advances, together with any interest expense incurred by Consultant with respect thereto.  Such amounts and expenses may include but are not limited to: (i) costs and expenses which Consultant incurs at the direction of DEA, and (ii) reasonable costs and expenses relating to the Project formulation, site location, and location and negotiation with potential vendors and customers.

ARTICLE 6

CONSULTING FEE

Section 6.1                      Compensation to Consultant.  In compensation for the consulting services to be performed by Consultant hereunder, DEA shall pay to Consultant:

(1) The Reimbursements provided in Article 5 hereof, and

(2) A consulting fee equal to ten percent (10%) of the Net Income of each individual Consultant Relationship development, “Development Fee”.

a)    Each individual location will be treated, developed and calculated as a separate legal entity. The Development Fee from each location will be combined to achieve the total payable to the Consultant, net of any outstanding consulting fee advances.

b)   The Development Fee will be calculated by DEA on a quarterly basis and paid within forty-five (45) days from the end of each quarter.

(3) For every approved location, Consultant shall receive a warrant for 100,000 shares of restricted common stock of DEA at the time of the development start-up, which includes the operating plant designed for that location.  The Warrants strike price per share shall equal to the most recent twenty (20) day average market price prior to the actual start date of a specific location.

(4) A consulting fee advance of $5,000 per month, up to $50,000 per location.

a)   Consulting fee monthly advance will commence once a location proposal is approved in writing by DEA Directors.

b)   Any Consulting fee advance will be offset against any Development Fees prior to payment of the Development Fees.

Section 6.2                      Accounting.  DEA shall furnish Consultant with copies of all periodic financial reports on the operations of the legal entity of each individual location presented by Consultant and approved by the DEA board.  The calculation of Net Income is based solely on the financial reports prepared by DEA.  If this Agreement is terminated and the Consultant is to continue to be paid pursuant to this Agreement, then Consultant shall continue to receive such reports, and if no such reports and statements are routinely disseminated, then from time to time upon request, no more frequently than quarterly, DEA shall furnish the Consultant with periodic accountings of amounts due to Consultant, and Consultant and its agents shall have the right, upon reasonable prior notice, to examine the books and records of DEA.

ARTICLE 7.

CONFIDENTIALITY AND NON-CIRCUMVENTION

7.1 In consideration of mutual promises, assertions and covenants herein stated, and other good and valuable considerations, the receipt of which is hereby acknowledged, DEA agrees on behalf of itself and its agents and assigns, to refrain from soliciting business and/or contracts and/or projects or sites from any Consultant Relationship without the written consent of Consultant, which may be withheld in its sole discretion, for a period of five years after the termination of this Agreement. In addition, DEA and its agents and assigns agree to maintain complete confidentiality regarding all Consultant Relationships introduced by Consultant, and will only disclose such business sources only upon written consent of Consultant, which may be withheld in its sole discretion.  DEA agrees not to circumvent or attempt to circumvent this provision in any manner. The Non Disclosure Agreement signed on May _____, 2011 remains in effect, is incorporated into this agreement as Exhibit B.

ARTICLE 8

MISCELLANEOUS

Section 8.1                      Notices. All notices, demands, requests or other similar communications required or permitted hereunder shall be personally delivered or sent by certified or registered mail, return receipt requested, postage prepaid, and addressed to each of the parties at the addresses specified below, or at such other address as they shall each specify in a notice addressed and mailed as hereinabove set forth. Any such notice shall be deemed given when received by the party to whom it is addressed; provided that the failure or refusal of a party to accept delivery of any notice properly delivered to the address set forth herein shall constitute receipt as of the date of the attempted delivery.  For purposes hereof, the addresses for notices are as follows:

To Consultant: Enertech R.D. LLC
Attention:  Tim Powell
11844 Allisonville Rd.
Fishers IN. 46038

To DEA: Dynamic Energy Alliance Corporation
Attention:  Mike Whitfield
Memphis Clark Tower
5100 Poplar Avenue, Suite 2700
Memphis, TN 38137

Section 8.2                      Entire Agreement.  This Agreement constitutes the entire agreement between DEA and Consultant relating in any manner to the subject matter this Agreement.  No prior agreement or understanding pertaining to the same shall be valid or of any force or effect, and the covenants and agreements herein cannot be altered, changed or supplemented except in writing signed by all partners in DEA and by Consultant.

Section 8.3     Governing Law.  This Agreement is made pursuant to, and all of the rights and obligations of the parties hereto and all of the terms and conditions herein shall be construed in accordance with and governed by, the laws of the State of Delaware.

Section 8.4                      Severability.  If any clause or provision of this Agreement is illegal, invalid or unenforceable under pre-sent or future laws effective during the term hereof, then the remainder of this Agreement shall not be affected thereby, and in lieu of each clause or provision of this Agreement which is illegal, invalid or unenforceable, there shall be added, as part of this Agreement, a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and as may be legal, valid and enforceable.

Section 8.5                      Assignment By Consultant.  The Consultant shall have the right in its sole discretion to assign in whole or in part, the compensation payable to Consultant here under, and/or to assign a portion or all of its duties hereunder with respect to a specific site or project, to a third party or sub contractor.  The Consultant’s obligations and responsibilities cannot be assigned unless approval is received from the Company in writing from the DEA.

Section 8.6                      Binding Effect.  Except as provided below, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, heirs and assigns.

Section 8.7                      Subordination.  This Agreement and all fees and payments due from DEA to Consultant pursuant hereto shall be subject and subordinate in all respects to any mortgage or deed of trust now or hereafter placed upon a Consultant Site, and/or a Project located on a Consultant Site, or any portion thereof.  This provision shall be self-executing but Consultant shall, upon request, execute such instruments as may reasonably be requested by DEA or any such mortgagee or lender to evidence such subordination.

Section 8.8                      Waivers.  No delay or omission by either party in exercising any right or power accruing upon the noncompliance or failure of performance by the other party hereto of any provisions of this Agreement shall impair any such right or power or be construed to be a waiver thereof.  A waiver by either party of any of the covenants, conditions or agreements hereof to be performed by the other must be in writing and signed by the party who is waiving such covenants, conditions or agreements.

Section 8.9                      Other Activities. Notwithstanding any other provisions of this Agreement to the contrary, Consultant may engage in or possess an interest in other businesses of every nature and description and in any vicinity whatsoever, including without limitation acquisition, development, operation, and management of real property, and DEA shall have no rights in or to any profits there from.  Any of such activities may be undertaken without notice to DEA, and DEA hereby waives any right or claim that it may have against the Consultant with respect to the income or profits there from.

Section 8.10                      No Employment.  DEA shall not and does not by this Agreement in any way or for any purpose become a partner of Consultant in the conduct of its business, or otherwise, or a joint venturer of or a member of a joint enterprise with Consultant, but rather Consultant is and shall, for all purposes of this Agreement, be deemed an “independent contractor” of DEA.

Section 8.11  Company and Affiliates. Terms “Consultant” and “Company” as used in this Agreement will be deemed to include any affiliate of the Consultant or Company, respectively, now or during the term of this Agreement. An affiliate is defined as a person who directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with a person or entity.

Section 8.12                      Captions. The captions appearing in this Agreement are inserted as a matter of convenience and for reference and in no way affect this Agreement, define, limit or describe its scope or any of its provisions.

Section 8.13                      Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their heirs, personal representatives, successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations and responsibilities of the Consultant are personal and shall not be assigned by them.

Section 8.14                      Arbitration. Except with respect to matters for which injunctive relief is sought, the parties agree to submit to arbitration all other questions, disputes, and/or controversies that may arise out of or in connection with this Agreement. Arbitration shall be conducted in Delaware in accordance with the rules of the American Arbitration Association (“AAA”). The AAA shall choose a single neutral arbitrator with at least ten (10) years experience in business law. The decision of the arbitrator shall be final and binding on both parties, who hereby agree to comply therewith. The arbitrator shall not have jurisdiction to decide whether injunctive or other equitable relief should be granted to either party. In every case where the arbitrator decides that this Agreement has been properly fulfilled by a party, all costs and fees, including reasonable attorneys’ fees, incurred during or necessitated by the arbitration proceedings shall be paid by the other party.

Section 8.15                      Attorneys’ Fees. If either party files any action or brings any proceeding against the other arising out of this Agreement then the prevailing party shall be entitled to reasonable attorneys’ fees.

Section 8.16                      Force Majeure. Neither the Company nor the Consultant shall be liable to the other forany delay or failure or any other default in performance of this Agreement due to extraordinary events, circumstances or occurrence beyond the control of the Company or Consultant, as applicable, such as acts of nature (flooding, earthquake, volcano, hurricanes, etc.), terrorist activity, war or armed conflict, strike, riot, crime or any other similar cause which would adversely affect, directly or indirectly, the Company or the performance of the services contemplated between Consultant and Company under this Agreement.

Section 8.17                      Number of Parties. The singular shall include the plural and the plural the singular and one gender shall include all genders. As used in this Agreement the term Affiliate means a person, directly or indirectly through one or more intermediaries, controls or is controlled by, or is under control with, the Company.

Section 8.18                      Currency. In all instances, references to monies used in this Agreement shall be deemed to be United States dollars.

Section 8.19                      Headings. Titles or captions contained herein are inserted as a matter of convenience and for reference, and in no way define, limit, extend, or describe the scope of this Agreement or any provision hereof. No provision in this Agreement is to be interpreted for or against either party because that party or his legal representative drafted such provision.

Section 8.20                      Counterparts; Facsimile Signatures. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The Parties agree that facsimile signatures of this Agreement shall be deemed a valid and binding execution of this Agreement. The remainder of this page intentionally left blank

IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the day and year first above written with full board approval and by corporate resolution this day ______, 2011.

CONSULTANT:

By:	/s/ Tim Powell
Name: Tim Powell of Enertech R.D. LLC
Title:
Date:

DEA:

DYNAMIC ENERGY ALLIANCE CORPORTION

By:	/s/ James Michael Whitfield
Name: Mike Whitfield
Title: President and CEO
Date:

Exhibit 1A

Consultant Relationships

Name	Address	Vendor Type	Contact

Exhibit 1B

Mutual Non Disclosure and Non Circumvent Agreement